July 18, 2001
Smith Barney Technology Fund
7 World Trade Center
New York, New York  10048
Smith Barney Global Technology Fund
7 World Trade Center
New York, New York  10048
Ladies and Gentlemen:
You have asked us for our opinion concerning
certain federal income tax consequences to (a) Smith Barney Technology Fund (the "Acquiring Fund") and Smith Barney Global Technology Fund (the "Acquired Fund"), each a separate series of Smith Barney Sector Series Inc., a Maryland corporation ("Sector Series"), and (b) holders ("Acquired Fund Shareholders") of voting shares of common stock of the Acquired Fund ("Acquired Fund Shares") when Acquired Fund Shareholders receive voting shares of common stock of the Acquiring Fund (the "Acquiring Fund Shares") in exchange for their Acquired Fund Shares pursuant to the acquisition by the Acquiring Fund of all of the assets of the Acquired Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund (the "Reorganization"), all pursuant to that certain Plan of Reorganization, dated July 18, 2001 (the "Plan").
We have reviewed such documents and materials as
we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
We have made inquiry as to the underlying facts
which we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquiring Fund and the Acquired Fund set forth in the Registration Statement on Form N-14 (the "Registration Statement") filed by Sector Series with the Securities and Exchange Commission and representations made in letters from Sector Series, on behalf of the Acquiring Fund and the Acquired Fund, addressed to us for our use in rendering this opinion (the "Tax Representation Letters"). We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate. Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Registration Statement.
The conclusions expressed herein are based upon
the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter. Based upon the foregoing, we are of the opinion that for federal income tax purposes:
(a)	the Reorganization will constitute a
"reorganization" within the meaning of
Section 368(a)(1) of the Code, and the Acquiring
Fund and the Acquired Fund will each be a "party
to a reorganization" within the meaning of
Section 368(b) of the Code;
(b)	no gain or loss will be recognized by the
Acquiring Fund on the receipt of the assets of
the Acquired Fund in exchange for the Acquiring
Fund Shares and the assumption by the Acquiring
Fund of all of the liabilities of the Acquired
Fund;
(c)	no gain or loss will be recognized by the
Acquired Fund upon the transfer of the Acquired
Fund's assets to the Acquiring Fund in exchange
for the Acquiring Fund Shares and the assumption
by the Acquiring Fund of all of the liabilities
of the Acquired Fund or upon the distribution
(whether actual or constructive) of the
Acquiring Fund Shares to the Acquired Fund
Shareholders in exchange for their Acquired Fund
Shares;
(d)	no gain or loss will be recognized by the
Acquired Fund Shareholders upon the exchange of
their Acquired Fund Shares for the Acquiring
Fund Shares or upon the assumption by the
Acquiring Fund of all of the liabilities of the
Acquired Fund;
(e)	the aggregate tax basis for the Acquiring Fund
Shares received by each Acquired Fund
Shareholder pursuant to the Reorganization will
be the same as the aggregate tax basis of the
Acquired Fund Shares held by such Acquired Fund
Shareholder immediately prior to the
Reorganization, and the holding period of the
Acquiring Fund Shares to be received by each
Acquired Fund Shareholder will include the
period during which the Acquired Fund Shares
exchanged therefor were held by such Acquired
Fund Shareholder (provided that such Acquired
Fund Shares were held as capital assets on the
date of the Reorganization); and
(f)	the tax basis of the Acquired Fund's assets
acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired
Fund immediately prior to the Reorganization, and the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which such assets were held by the Acquired Fund.
Our opinion is based upon the accuracy of the certifications and warranties and the satisfaction of the covenants and obligations in the Plan, the Tax Representation Letters and the various documents relating thereto. Our opinion may not be relied upon if any such certifications, representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects. Very truly yours,

Willkie Farr & Gallagher








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